EXHIBIT 10.16

Summary of Non-Management Director Compensation for 2007

The following compensation arrangement was adopted by the Board of Directors upon the recommendations of the Compensation Committee in May 2007:

Annual Cash Compensation

•	Each non-management director shall receive an annual retainer fee in the amount of $20,000;

•	The Lead Director shall receive an additional annual retainer fee in the amount of $15,000;

•	The Chairman of the Audit Committee shall receive an additional annual retainer fee in the amount of $10,000; and

•	The Chairman of each of the Governance and Nominating Committee, the Compensation Committee and the HMO Subcommittee shall receive an additional annual retainer fee in the amount of $7,500.

Annual Equity Compensation

Each non-management director shall receive an annual grant of equity awards with an aggregate value of $37,500, which amount shall be payable 80% in restricted shares of the Corporation’s common stock and 20% in options to purchase the Corporation’s common stock. The restricted shares and options will be issued pursuant to the Corporation’s Omnibus Equity Compensation Plan and shall vest one year from their respective date of issuance. The stock options will have an exercise price equal to the closing price of the Corporation’s common stock on the American Stock Exchange on the date preceding the grant date.